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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                   FINAL TERMS NO. 1793 DATED 7 DECEMBER 2007

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $ 2,500,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015,
CURRENTLY TOTALING A$ 3,719,024,000.00 (A$ 2,703,824,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

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1.    (i)   Issuer:                 Queensland Treasury Corporation

      (ii)  Guarantor:              The Treasurer on behalf of the Government of
                                    Queensland

2.          Benchmark line:         2015
                                    (to be consolidated and form a single series with QTC 6% Global A$ Bonds due 14 October,
                                    2015 , ISIN US748305BE82)

3.          Specific Currency or    AUD ("A$")
            Currencies:

4.    (i)   Issue price:            97.592%

      (ii)  Dealers' fees and       No fee or commission is payable in respect
            commissions paid by     of the issue of the bond(s) described in
            Issuer:                 these final terms (which will constitute a
                                    "pricing supplement" for purposes of any
                                    offers or sales in the United States or to
                                    U.S. persons). Instead, QTC pays fees and
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                                    commissions in accordance with the procedure
                                    described in the QTC Offshore and Onshore
                                    Fixed Interest Distribution Group
                                    Operational Guidelines.

5.          Specified               A$1,000
            Denominations:

6.    (i)   Issue Date:             10 December 2007

      (ii)  Record Date (date on    6 April/6 October
            and from which
            security is
            Ex-interest):

      (iii) Interest Payment        14 April/14 October
            Dates:

7.          Maturity Date:          14 October 2015

8.          Interest Basis:         6 per cent Fixed Rate

9.          Redemption/Payment      Redemption at par
            Basis:

10.         Change of Interest      Not Applicable
            Basis or
            Redemption/Payment
            Basis:

11.   (i)   Status of the Bonds:    Senior and rank pari passu with other
                                    senior, unsecured debt obligations of QTC

      (ii)  Status of the           Senior and ranks pari passu with all its
            Guarantee:              other unsecured obligations

12.         Method of               Non-syndicated
            distribution:

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.         Fixed Rate Note
            Provisions Applicable

      (i)   Rate(s) of Interest:    6 percent per annum payable semi-annually in
                                    arrears

      (ii)  Interest Payment        14 April and 14 October in each year up to
            Date(s):                and including the Maturity Date

      (iii) Fixed Coupon            A$30 per A$1,000 in nominal amount
            Amount(s):

      (iv)  Determination           Not Applicable
            Date(s):

      (v)   Other terms relating    None
            to the method of
            calculating
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            interest for Fixed
            Rate Bonds:

                       PROVISIONS RELATING TO REDEMPTION

14.         Final Redemption        A$1,000 per bond of A$1,000 Specified
            Amount:                 Denomination (N.B. If the Final Redemption
                                    Amount is different from 100% of the nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive
                                    Regulation will apply and the Issuer will prepare and publish a supplement to the prospectus supplement)

15.         Early Redemption        Not Applicable
            Amount(s) payable on
            redemption for
            taxation reasons or
            on event of default
            and/or the method of
            calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.         Form of Bonds:          Permanent Global Note not exchangeable for
                                    Definitive Bonds

17.         Additional Financial    Not Applicable
            Centre(s) or other
            special provisions
            relating to Payment
            Dates:

18.         Talons for future       No
            Coupons or Receipts
            to be attached to
            Definitive Bonds (and
            dates on which such
            Talons mature):

19.         Other terms or          Not Applicable
            special conditions:

                                  DISTRIBUTION

20.   (i)   If syndicated, names    Not Applicable
            and addresses of
            Managers and
            underwriting
            commitments:

      (ii)  Date of Dealer          7 December 2007 (the "Trade Date")
            Agreement:

      (iii) Stabilizing             Not Applicable
            Manager(s) (if any):
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21.         If non-syndicated,      National Australia Bank Ltd
            name and address of     255 George St
            relevant Dealer:        Sydney NSW 2000

22.         Whether TEFRA D or      TEFRA Not Applicable
            TEFRA C rules
            applicable or TEFRA
            rules not applicable:

23.         Additional selling      Not Applicable
            restrictions:

LISTING APPLICATION

     These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
             Duly authorized

                           PART B - OTHER INFORMATION

1.    LISTING AND ADMISSION
      TO TRADING

(i)   Listing:                      Bourse de Luxembourg.

(ii)  Admission to trading:         Application has been made for the bonds to
                                    be admitted to trading on the regulated
                                    market of the Bourse de Luxembourg with
                                    effect from the Issue Date.

2.    RATINGS

      Ratings:                      The bonds to be issued have been rated:

                                    S&P:     AAA
                                    Moody's: Aaa

                                    An obligation rated 'AAA' by S&P has the
                                    highest credit rating assigned by Standard &
                                    Poor's. The obligor's capacity to meet its
                                    financial commitment on the obligation is
                                    extremely strong.
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                                    Obligations rated Aaa by Moody's are judged
                                    to be of the highest quality with minimal credit risk.

                                    A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:        See "Use of Proceeds" section in the
                                    prospectus supplement.

(ii)  Estimated net proceeds:       Not Applicable.

(iii) Estimated total expenses:     Not Applicable.

5.    YIELD

      Indication of yield:          6.55%

                                    Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date.

                                    The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                    US748305BE82

(ii)  Common Code:                  017598066

(iii) CUSIP Code:                   748305BE8

(iv)  Any clearing system(s)        Not Applicable
      other than Depositary Trust
      Company, Euroclear Bank
      S.A./N.V. and Clearstream
      Banking, societe anonyme and
      the relevant identification
      number(s):

(v)   Delivery:                     Delivery free of payment

(vi)  Names and addresses of        Not Applicable
      additional Paying Agent(s)
      (if any):
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